Exhibit 10.5

Summary of Support and Investment Agreement, dated January 15, 2019 by and between the Registrant and the Israeli Ministry of Energy (“MOE”)

1.	Total Grant Amount: NIS 736,378.

2.	Purpose of Grant: To support the development of energy efficiency technology based on generation of pressure waves.

3.	Royalty Obligations: The Company is obligated to pay the State of Israel a 5% royalty on all revenue from energy efficiency technology based on generation of pressure waves, until the government has recouped the grant amount of NIS 736,378 linked to the Israeli Consumer Price Index from the date of the first revenue generated that is subject to such royalty.

4.	MOE Rights to Technology Funded by the Grant: The Israeli government has a non-exclusive, non-revocable and non-transferable license to make use of Company technology funded by the grant in connection with national needs. No additional consideration is payable by the Israeli government for such use.

5.	Contingent Rights to Company IP: The Company must further the purposes and develop the end-products specified in the grant’s workplan (the “Workplan”). If the Company ceases to do so for any reason, then for a reasonable period of time following the end of the project funded by the grant, the Israeli government has the right to act in order to further such purposes and develop such products. In connection with such right, the Company will be obligated to grant the Israeli government a license (which may be sublicensed), on reasonable commercial terms, to use all of its intellectual property related to furthering such purposes and developing such products, even if such intellectual property was developed independently of the grant.

6.

Limitations on Out-licenses of IP Developed With Grant Funds:

When the Company licenses intellectual property developed with grant funds to third parties, it must use its best efforts to take into the account the interests of the Israeli public in realizing the purposes of the grant and developing the products specified in the Workplan including the scope of the license and the extent of its exclusivity.

The Company is obligated to ensure that the terms of licenses it provides to third parties obligate such parties to reasonably exploit the intellectual property developed with the grant within a reasonable time and in accordance with a predefined workplan between the Company and its licensee and (ii) allow the Company to revoke the license or grant a license to another party if the licensee fails to comply with the foregoing obligation.

7.	Limitations on Transfer of IP Developed With Grant Funds: The Company may not transfer ownership or registration of intellectual property developed with the grant without advance written approval from the MOE. The MOE may block the transfer of intellectual property if it believes there is a concern that it will adversely affect the rights of the State of Israel under the grant, including the MOE’s ability to recoup its investment following successful completion of the project funded by the grant and the State of Israel and its economy’s ability to benefit from exploiting the achievements of the project.

8.	Future Investments in the Company: The Company must provide advance notice of any proposed investment in the Company by a third party. The MOE may elect to conduct discussions with the potential investor and is entitled to veto the proposed investment if it has a reasonable basis for doing so.

9.

Ongoing Reporting Obligations:

The Company must submit biannual reports on its revenue from products or intellectual property developed using the grant.

The Company must submit reports upon (i) the development of intellectual property with practical applications that may be protected under applicable intellectual property law, (ii) the registration of new patents and commercial exploitation deriving from such intellectual property, (iii) licenses granted to third parties of know-how, intellectual property and technology developed using the grant.

The Company must submit reports on all Company financial and scientific matters that are relevant to the MOE.